Filed pursuant to Rule 424 (b)(3)&(c)
Registration No. 333-117456

Prospectus Supplement
to
Prospectus dated August 2, 2005

VITALSTREAM HOLDINGS, INC.

             This Prospectus Supplement supplements the Prospectus dated August 2, 2005 (the "Prospectus") of VitalStream Holdings, Inc. relating to the offering and sale of up to 39,690,092 shares of our common stock by persons who are existing security holders of VitalStream and identified in the section of the Prospectus entitled "Selling Stockholders." The Prospectus Supplement is in addition to, and not in lieu of, the Prospectus Supplement dated November 28, 2005. The Prospectus, the Prospectus Supplement dated November 28, 2005, and this Prospectus Supplement collectively supersede all prior prospectuses and prospectus supplements.

             The purpose of this Prospectus Supplement is to amend the "Selling Stockholders" section beginning on page 14 of the Prospectus in order to reflect the distribution by ThinkEquity Investment Partners IV, L.P., a selling stockholder, of its securities to its affiliates and the substitution of those affiliates as selling stockholders. Except as amended by the Prospectus Supplement, the "Selling Stockholder" section of the Prospectus is not affected by this Prospectus Supplement.

             In the United States, our shares of common stock are listed for trading under the symbol VSTH on the OTC Bulletin Board. On January 18, 2006, the closing sales price of our shares of common stock, as reported by the OTC Bulletin Board, was $1.64 per share.

Consider carefully the risk factors beginning on page 5 in the Prospectus before investing in our securities.

This Prospectus Supplement should be read in conjunction with the Prospectus and the Prospectus Supplement dated November 28, 2005, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus and the Prospectus Supplement dated November 28, 2005 except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus and the Prospectus Supplement dated November 28, 2005. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 19, 2006

SUBSTITUTION OF SELLING STOCKHOLDERS

             The reference to ThinkEquity Investment Partners IV, L.P. in the selling stockholder table in the section of the Prospectus entitled "Selling Stockholders" beginning on page 14 of the Prospectus is deleted. The table below sets forth, with respect to each of the substitute selling stockholders for ThinkEquity Investment Partners IV, L.P., as of the date of this prospectus supplement:

●	its name;
●	certain beneficial ownership information;
●	the number of shares that each may sell from time to time pursuant to the Prospectus, as supplemented; and
●	the amount (and, if 1% or more, the percentage) of shares of common stock to be owned by each if all offered shares are sold.

             Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights held by a selling stockholder, to the extent exercisable within 60 days of the date of this Prospectus Supplement are treated as outstanding for purposes of computing each selling stockholder's ownership of outstanding shares of common stock and percentage ownership (but not the percentage ownership of other selling stockholders).

	Beneficial Ownership Before Offering					Beneficial Ownership upon Completion of the Offering(1)

Beneficial Owner	Number of Shares		Percent(2)	Number of Shares Being Offered		Number of Shares	Percent(2)

ThinkEquity Holdings, LLC	9,204	(3)	*	9,204	(3)	Nil	*

Streamer Partners Fund, LLC	106,035	(4)	*	106,035	(4)	Nil	*

West LaurelHurst Associates, LLC	871,241	(5)	1.24%	871,241	(5)	Nil	*

                          _____________________

                           * Represents less than 1% of the outstanding shares of common stock.

(1)

Assuming the sale by each selling stockholder of all of the shares offered under the Prospectus, as supplemented, by such selling stockholder. There can be no assurance that any of the shares offered under the Prospectus, as supplemented, hereby will be sold.

(2)

The percentages set forth above have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 70,320,332, which is the number of shares of common stock actually outstanding on December 31, 2005, and (b) shares of common stock subject to warrants, options and similar securities exercisable to purchase common stock within 60 days of the date hereof by the selling stockholder with respect to which such percentage is calculated.

(3)

Authority to make voting and investment decisions with respect to shares owned by such selling stockholder is held by Brian Endres. Such shares were received as a distribution, without consideration, from ThinkEquity Partners IV, L.P.

(4)

Authority to make voting and investment decisions with respect to shares owned by such selling stockholder is held by John Tinker. Such shares were received as a distribution, without consideration, from ThinkEquity Partners IV, L.P.

(5)

Authority to make voting and investment decisions with respect to shares owned by such selling stockholders is held by Peter Bailey. Such shares were received as a distribution, without consideration, from ThinkEquity Partners IV, L.P.

We have inquired of the substitute selling stockholders identified in this Prospectus Supplement whether they are broker-dealers or affiliates of broker-dealers. Each of ThinkEquity Holdings, LLC, Streamer Partners Fund, LLC, and West LaurelHurst Associates, LLC has confirmed to us that it is an affiliate of ThinkEquity Partners LLC, which is a registered broker-dealer.

Each of the foregoing confirmed to us that it acquired or is acquiring the shares of common stock that may be offered pursuant to the Prospectus, as supplemented, for investment purposes and not in the ordinary course of business or subject to any agreements or understandings, directly or indirectly, with any person to distribute the securities.